Exhibit 10.1

IN THE UNITED STATES DISTRICT COURT
FOR THE NORTHERN DISTRICT OF OKLAHOMA

IN RE SEMGROUP ENERGY PARTNERS, L.P., SECURITIES LITIGATION	CASE NO. 08-MD-1989-GKF-FHM

STIPULATION OF SETTLEMENT

This Stipulation of Settlement, dated as of May 3, 2011 (the “Stipulation”), is made and entered into by and among the Settling Parties (as defined further in Sections I and IV herein) to the above-captioned Litigation.  The Stipulation is intended by the Settling Parties to fully, finally, and forever resolve, discharge, and settle the Released Claims, upon and subject to the terms and conditions herein, and, upon the Effective Date (as defined herein), to fully and finally dismiss the above-captioned Litigation with prejudice.
I.             THE LITIGATION
Currently pending before the Court is a consolidated action on behalf of all Persons who, between July 17, 2007 and July 17, 2008, inclusive, purchased or otherwise acquired common units issued by SemGroup Energy Partners, L.P. (“SGLP”).1
The Lead Plaintiff is Harvest Fund Advisors LLC (“Harvest”).
Lead Counsel and Liaison Counsel for the Class and for the Lead Plaintiff are Barroway Topaz Kessler Meltzer & Check, LLP (“Barroway Topaz”) and Nelson, Roselius, Terry & Morton (“Nelson Roselius”), respectively (collectively, “Lead Plaintiff’s Counsel”).

1           SGLP is now known as Blueknight Energy Partners, L.P., and SGLP GP is now known as Blueknight Energy Partners, G.P., L.L.C.  For ease of reference, they are referred to herein as SGLP and SGLP GP.

The operative complaint in the Litigation is the Corrected Consolidated Securities Class Action Complaint for Violations of the Federal Securities Laws, filed July 17, 2009 (the “Complaint”).  The Complaint alleges violations by certain defendants of Sections 11, 12(a)(2) and 15 of the Securities Act of 1933, Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10b-5 promulgated thereunder by the Securities and Exchange Commission (“SEC”).  The Complaint names as Defendants (a) SGLP, (b) SemGroup Energy Partners G.P., L.L.C. (“SGLP GP”), (c) high-ranking officers and directors of SGLP and SGLP GP, (d) the underwriters of SGLP’s registered securities offerings at issue, and (e) individuals and entities that owned substantial interests in SGLP’s parent company, SemGroup, L.P. (“SemGroup”).
The Complaint alleges that during the relevant period, SGLP’s public statements about its internal controls, management, and stable revenues from its parent, SemGroup, were false because SemGroup was actually engaged in undisclosed, risky, speculative, and unauthorized trading in crude oil and other commodities.
On October 27, 2008, the Court appointed Lead Plaintiff and approved Lead Plaintiff’s selection of Lead and Liaison Counsel.  On July 17, 2009, Lead Plaintiff filed the Complaint.
On July 22, 2009, all of the Defendants moved to dismiss the Complaint in its entirety.  Lead Plaintiff filed oppositions to the motions to dismiss and the Defendants filed reply briefs.  On April 30, 2010, the Court denied in part and granted in part Defendants’ motions to dismiss.  Specifically, the Court granted in its entirety the motion to dismiss filed by Defendant Brent Cooper and granted in part the motion to dismiss filed by Defendants Brian F. Billings and W. Anderson Bishop, dismissing Lead Plaintiff’s claims against those Defendants under Section 10(b) and Rule 10b-5.

On May 19, 2010 and May 21, 2010, certain Defendants filed motions for reconsideration of the Court’s April 30, 2010 Order.  On July 30, 2010, the Court granted the motions for reconsideration filed by Defendants A.R. Thane Ritchie, Andrew Ward, and E. Bartow Jones in their entirety, but denied the motions filed by the Carlyle/Riverstone Defendants (as defined in the Complaint) and Ritchie Opportunistic Trading, Ltd.
On or about February 8, 2011, with the substantial assistance of a mediator, Hon. Daniel Weinstein, and after several mediation sessions and months of communications, Lead Plaintiff agreed in principle to settle the Litigation against the Settling Defendants.
II.            CLAIMS OF THE LEAD PLAINTIFF AND BENEFITS OF SETTLEMENT
Lead Plaintiff has conducted an extensive investigation into the allegations of wrongdoing asserted and the alleged damages suffered by the Class, and believes that the claims asserted in the Litigation have merit and that the evidence developed to date supports those claims.  However, Lead Plaintiff recognizes and acknowledges the expense and length of continued proceedings necessary to prosecute the Litigation against the Defendants through trial and through appeals.  Lead Plaintiff also has taken into account the uncertain outcome and the risk of any litigation, especially in complex actions such as this Litigation, as well as the difficulties and delays inherent in such litigation, and the risks of collecting any judgment that Lead Plaintiff eventually may obtain against any of the Defendants.  Lead Plaintiff also is mindful of the inherent difficulties of proof under, and possible defenses to, the securities law violations asserted in the Litigation.  Lead Plaintiff believes that the Settlement set forth in the Stipulation confers substantial benefits upon the Class.  Based on their evaluation, Lead Plaintiff and Lead Counsel have determined that the Settlement set forth in this Stipulation is in the best interests of Lead Plaintiff and the Class.

III.           SETTLING DEFENDANTS’ DENIALS OF WRONGDOING AND LIABILITY
The Settling Defendants expressly have denied and continue to deny all assertions of wrongdoing or liability against them arising out of any of the conduct, statements, acts, or omissions alleged, or that could have been alleged, in the Litigation.  The Settling Defendants also continue to believe that the claims asserted against them in the Complaint are without merit.  Nonetheless, the Settling Defendants have agreed to enter into the Settlement solely to avoid the expense, distraction, time, and uncertainty associated with continuing the Litigation.
IV.           TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT
NOW, THEREFORE, without any admission or concession on the part of Lead Plaintiff of any lack of merit of the Litigation whatsoever, and without any admission or concession of liability or wrongdoing or lack of merit in the defenses whatsoever by the Settling Defendants, IT IS HEREBY STIPULATED AND AGREED, by and among the Lead Plaintiff (for itself and the Class) and the Settling Defendants, by and through their respective counsel or attorneys of record, that, subject to the approval of the Court pursuant to Rule 23(e) of the Federal Rules of Civil Procedure, in consideration of the benefits flowing to the Settling Parties hereto from the Settlement set forth herein, the Litigation and the Released Claims (as defined herein), as against the Released Persons (as defined herein), and all Settled Defendants’ Claims (as defined herein) shall be finally and fully compromised, settled, and released, and the Litigation shall be dismissed with prejudice, upon and subject to the terms and conditions of the Stipulation, as follows:
1.	Definitions
As used in the Stipulation, and any exhibits attached hereto and made a part hereof, the following terms have the meanings specified below:

1.1.           “Authorized Claimant” means any Class Member who submits a valid Proof of Claim and Release Form to the Claims Administrator and whose claim for recovery has been allowed pursuant to the terms of the Stipulation.
1.2.           “Claims Administrator” means the firm of Rust Consulting, Inc., which shall administer the Settlement subject to approval and appointment by the Court.
1.3.           “Class” means all persons and entities who purchased or otherwise acquired the common units of SGLP during the Class Period, including purchasers of SGLP common units issued pursuant or traceable to the Registration Statements and Prospectuses filed with the SEC in connection with SGLP’s July 17, 2007 initial public offering and February 14, 2008 public offering.  Excluded from the Class are (i) Defendants; (ii) members of the immediate family of each Individual Defendant; (iii) any person who was an officer or director of SGLP, SemGroup, SGLP GP, SemGroup Holdings, L.P., or any of the Underwriter Defendants during the Class Period; (iv) any firm, trust, corporation, officer, or other entity in which any Defendant has or had a majority interest; and (v) the legal representatives, agents, affiliates, heirs, successors-in-interest, or assigns of any such excluded party.  Also excluded from the Class are those Persons who timely and validly request exclusion from the Class pursuant to the requirements set forth in the Class Notice.
1.4.           “Class Member” or “Member of the Class” means a Person who falls within the definition of Class as set forth in ¶1.3.
1.5.           “Class Notice” means the Notice of Pendency and Proposed Settlement of Class Action, substantially in the form attached hereto as Exhibit A-1.
1.6.           “Class Period” means July 17, 2007 through and including July 17, 2008.
1.7.           “Defendant” means each Person named as a defendant in the Complaint.

1.8.           “Dismissed Defendants” means Defendants Brent C. Cooper, A.R. Thane Ritchie, Andrew Ward, and E. Bartow Jones.
1.9.           “Effective Date” means the first date by which all of the events and conditions specified in ¶7.1 have been met and have occurred.
1.10.           “Escrow Agent” means Barroway Topaz or its successor.
1.11.           “Final” means when the last of the following with respect to the Judgment approving the Stipulation, in the form of Exhibit B hereto, shall occur: (i) the expiration of three business days after the time to file a motion to alter or amend the Judgment under Rule 59(e) of the Federal Rules of Civil Procedure has passed without any such motion having been filed; (ii) the expiration of three business days after the time in which to appeal the Judgment has passed without any appeal having been taken (which date shall be deemed to be 33 days following the entry of the Judgment, unless the date to take such an appeal shall have been extended by Court order or otherwise, or unless the 33rd day falls on a weekend or a Court holiday, in which case the date for purposes of this Stipulation shall be deemed to be the next business day after such 33rd day); and (iii) if such motion to alter or amend is filed or if an appeal is taken, three business days after the determination of that motion or appeal (and without being subject to further appeal or review by petition for a writ of certiorari) in such a manner as to permit the consummation of the Settlement in accordance with the terms and conditions of this Stipulation.  For purposes of this paragraph, an “appeal” shall not include any appeal that concerns only the issue of attorneys’ fees and reimbursement of expenses or the Plan of Allocation of the Settlement Fund.  Any proceeding or order, or any appeal or petition for a writ of certiorari pertaining solely to the Plan of Allocation and/or application for attorneys’ fees, costs, or expenses, shall not in any way delay or preclude the Judgment from becoming Final.

1.12.           “Individual Defendants” shall have the meaning given in the Complaint.
1.13.           “Individual Settling Defendants” means Thomas L. Kivisto, Gregory C. Wallace, Kevin L. Foxx, Michael J. Brochetti, Alex G. Stallings, Brian F. Billings, and W. Anderson Bishop.
1.14.           “Investment Company Settling Defendants” means Ritchie Opportunistic Trading, Ltd., C/R SemGroup Investment Partnership, L.P., C/R Energy Coinvestment II, L.P., and Carlyle/Riverstone Global Energy and Power Fund II, L.P.
1.15.           “Judgment” means the final judgment approving the Settlement to be rendered by the Court, in the form attached hereto as Exhibit B.
1.16.           “Lead Counsel” means the law firm of Barroway Topaz.
1.17.           “Lead Plaintiff” means Harvest.
1.18.           “Liaison Counsel” means the law firm of Nelson Roselius.
1.19.           “Litigation” means the above-styled and titled lawsuit.
1.20.           “Notice Order” means the Order described in ¶3.1.
1.21.           “Person” means an individual, corporation, partnership, limited partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business, or legal entity, and its/their spouses, heirs, executors, administrators, predecessors, successors, representatives, or assigns.

1.22.           “Plan of Allocation” means a plan or formula of allocation of the Settlement Fund whereby the Settlement Fund shall be distributed to Authorized Claimants after payment of expenses of notice and administration of the Settlement, Taxes, and Tax Expenses, and such attorneys’ fees, costs, expenses, and interest as may be awarded by the Court.  Any Plan of Allocation is not part of the Stipulation, and the Settling Defendants and their Related Parties shall have no responsibility therefor or liability with respect thereto.
1.23.           “Proof of Claim” means the Proof of Claim and Release Form, substantially in the form attached hereto as Exhibit A-2.
1.24.           “Related Parties” means, with respect to each Settling Defendant and Dismissed Defendant: (1) the immediate family members, heirs, executors, administrators, successors, assigns, present and former employees, officers, directors, managers, attorneys, legal representatives, insurers, re-insurers, and agents of each of them; (2) any person or entity that is or was related to or affiliated with any Settling Defendant or Dismissed Defendant or in which any Settling Defendant or Dismissed Defendant has or had a controlling interest and the present and former parents, subsidiaries, divisions, affiliates, predecessors, successors, employees, officers, directors, managers, attorneys, assigns, and agents of each of them; and (3) the present and former employees, officers, directors, managers, attorneys, assigns, and agents of any of the foregoing.

1.25.           “Released Claims” means all claims and causes of action against the Released Persons of every nature and description (including “Unknown Claims” as defined in ¶1.37), whether known or unknown, whether arising under federal, state, common, civil, or foreign law, whether brought directly or derivatively, that Lead Plaintiff or any member of the Class asserted in the Litigation or could have asserted in the Litigation, which arise out of or are based upon any allegations, transactions, facts, matters, or occurrences, representations, or omissions involved, set forth, or referred to in the Complaint or which relate to the purchase, holding, or acquisition of SGLP common units during the Class Period.
1.26.           “Released Persons” means each and all of the Settling Defendants and their Related Parties and each and all of the Dismissed Defendants and their Related Parties.
1.27.           “Settled Defendants’ Claims” means all claims and causes of action of every nature and description (including “Unknown Claims” as defined in ¶1.37 hereof) whether known or unknown, that have been or could have been asserted in the Litigation or any forum by the Settling Defendants and their Related Parties, or any of them against the Lead Plaintiff, any Class Member, or their attorneys, which arise out of or relate in any way to the institution, prosecution, or settlement of the Litigation (except for claims to enforce the Settlement).
1.28.           “Settlement” means the settlement contemplated by this Stipulation.
1.29.           “Settlement Amount” means the combined value of the Cash Settlement Amount and the Units Settlement Amount (as these terms are defined in ¶2.1(c) below); a total of $28,000,000.
1.30.           “Settlement Fund” means the Settlement Amount, plus any interest or increase in value that may accrue thereon as provided for herein.

1.31.           “Settling Defendants” means SGLP, SGLP GP, the Individual Settling Defendants, the Investment Company Settling Defendants, and the Underwriter Defendants.
1.32.           “Settling Parties” means, collectively, each of the Settling Defendants and the Lead Plaintiff for itself and on behalf of the Class.
1.33.           “SGLP” means Defendant SemGroup Energy Partners, L.P. (n/k/a Blueknight Energy Partners, L.P.).
1.34.           “SGLP GP” means Defendant SemGroup Energy Partners G.P., L.L.C. (n/k/a Blueknight Energy Partners G.P., L.L.C.).
1.35.           “Summary Notice” means the Summary Notice of Pendency and Proposed Settlement of Class Action, substantially in the form attached hereto as Exhibit A-3.
1.36.           “Underwriter Defendants” means A.G. Edwards & Sons, Inc., Bank of America Corporation, BOSC, Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities, Inc. (n/k/a J.P. Morgan Securities LLC), Merrill Lynch, Pierce, Fenner & Smith Inc., Raymond James & Associates, Inc., RBC Capital Markets Corporation (n/k/a RBC Capital Markets, LLC), SMH Capital Inc. (n/k/a Sanders Morris Harris, Inc.), UBS Securities LLC, Wachovia Capital Markets LLC, Wachovia Corporation, and Wells Fargo & Company.

1.37.           “Unknown Claims” means all Released Claims that the Lead Plaintiff or any Class Member does not know or suspect to exist in his, her, or its favor against the Released Persons as of the Effective Date, and any Settled Defendants’ Claims that any of the Settling Defendants and their Related Parties does not know or expect to exist in his, her or its favor against Lead Plaintiff, any Class Members, or their attorneys as of the Effective Date, which, if known by him, her, or it, might have affected his, her, or its decision(s) with respect to the Settlement.  With respect to any and all Released Claims and Settled Defendants’ Claims, the Settling Parties stipulate and agree that, upon the Effective Date, the Lead Plaintiff and the Settling Defendants shall expressly waive, and each of the Class Members and the Related Parties shall be deemed to have waived, and by operation of the Judgment shall expressly have waived, the provisions, rights, and benefits of California Civil Code section 1542, which provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Lead Plaintiff and the Settling Defendants shall expressly waive and each of the Class Members and the Related Parties shall be deemed to have waived, and by operation of the Judgment shall have expressly waived, any and all provisions, rights, and benefits conferred by any law (including without limitation any principle of common law) of the United States, or any other jurisdiction, which is similar, comparable, or equivalent to California Civil Code section 1542.  The Lead Plaintiff, each Class Member, each Settling Defendant, and each Related Party may hereafter discover facts in addition to or different from those that he, she, or it now knows or believes to be true with respect to the subject matter of the Released Claims and the Settled Defendants’ Claims, but the Lead Plaintiff and each Settling Defendant shall expressly fully, finally, and forever settle and release, and each Class Member and each Related Party, upon the Effective Date, shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever settled and released, any and all Released Claims and Settled Defendants’ Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, that now exist, or heretofore have existed, upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct that is negligent, intentional, with or without malice, or a breach of any duty, law, or rule, without regard to the subsequent discovery or existence of such different or additional facts.  The Lead Plaintiff and the Settling Defendants acknowledge, and the Class Members and Related Parties shall be deemed by operation of the Judgment to have acknowledged, that the foregoing waiver was separately bargained for and a key element of the Settlement of which this release is a part.

2.	The Settlement
a.           The Settlement Fund
2.1.           (a)           Within 15 business days of the Court’s preliminary approval of the Settlement, the Settling Defendants shall deposit or cause to be deposited, in the aggregate, $22,800,000 in cash into an escrow account established by King & Spalding LLP.  Each of the Settling Defendants shall contribute an amount to that aggregate sum as separately agreed among the Settling Defendants, which contribution obligation shall be several and not joint.  For the avoidance of doubt, each of the Settling Defendants shall only be liable for that Defendant’s contribution as separately agreed among the Settling Defendants.  Within three business days of the deposit of the $22,800,000 as provided in this ¶2.1(a), King & Spalding LLP shall transfer that sum, plus any accrued interest, to an escrow account established by the Escrow Agent.  If any part of the $22,800,000 is not timely paid to the Escrow Agent, it shall accrue interest at the prevailing legal rate.  The Settling Parties and their respective counsel agree and acknowledge that the timing of the payment described in this ¶2.1(a) carries no precedential value and should not be relied upon by any Person as grounds for arguing or claiming that similar payment timing would be appropriate in any other action.

(b)           SGLP shall fund the remaining balance of the Settlement Fund ($5,200,000) within five business days of the Court’s entry of the Judgment.  SGLP, in its sole discretion, shall have the option of funding the $5,200,000 balance with SGLP common units or cash.  Should SGLP fund any portion of the Settlement Amount with SGLP common units (the “Settlement Units”), the number of SGLP common units needed to fund that portion of the Settlement Amount shall be determined by the average per unit closing price of SGLP common units during the ten trading days immediately preceding the Court’s entry of the Judgment.  The Settlement Units shall be unrestricted, freely tradeable, and either registered, or exempt from registration pursuant to Section 3(a)(10) of the Securities Act, 15 U.S.C. § 77c(a)(10), in that the Settlement Units will be issued to or for the benefit of Members of the Class in exchange for their release of claims against the Settling Defendants under the terms of this Stipulation.  Pursuant to Section 3(a)(10) of the Securities Act, the Court’s judgment of the fairness of the Settlement may serve as a substitute for the registration requirements of the Securities Act with regard to any Settlement Units used to fund the Settlement Amount.  At the Settlement Hearing the Court will be asked to find with regard to any Settlement Units being issued as part of the Settlement Amount that: (1) the terms and conditions of the proposed issuance are fair to all those who will receive securities in the proposed exchange; and (2) the terms and conditions of, and the procedures for, the proposed issuance are fair.  In the alternative, SGLP, in its sole discretion, shall have the right to file a registration statement with the SEC covering the issuance of the Settlement Units.

(c)           While still retaining the right to pay cash, SGLP intends to fund the $5,200,000 balance of the Settlement Fund with SGLP common units.  If SGLP determines that it will pay the $5,200,000 balance in cash rather than Settlement Units, it will provide notice to Lead Counsel on or before the funding of such amount as provided in ¶2.1(b) above.  The actual amount of the Settlement Amount funded with Settlement Units is referred to as the “Unit Settlement Amount.” The actual amount of the Settlement Amount funded with cash, including the amounts funded pursuant to ¶2.1(a), is referred to as the “Cash Settlement Amount.”  The Settlement Units, if any, shall be issued as directed by Lead Counsel in bulk certificates or in uncertificated book entry form initially in the names of Lead Counsel as nominees for the Class.  Should SGLP decide to fund any amount of the $5,200,000 in cash, such cash shall by deposited by SGLP into the escrow account established by the Escrow Agent pursuant to ¶2.1(a).
(e)           Should SGLP fund the remaining balance of the Settlement Amount ($5,200,000) in whole or in part through the issuance of Settlement Units, Lead Counsel shall hold the Settlement Units as fiduciary for the benefit of the Members of the Class prior to the distribution of such Settlement Units to the Members of the Class.  At anytime after receipt of the Settlement Units and prior to the distribution of the Settlement Units to the Members of the Class, Lead Counsel shall have the option, in its sole discretion but consistent with its fiduciary duties to the Class Members, of selling all or any portion of the Settlement Units for the benefit of the Members of the Class, provided that the proceeds of any such sale shall be placed in the escrow account established by the Escrow Agent pursuant to ¶2.1(a).

(f)           Neither the Lead Plaintiff, the Class Members, the Settling Defendants, nor the Related Parties shall have a claim against Lead Counsel or the Lead Plaintiff, or any of their agents, based on the disposition of said Settlement Units or the distributions made in accordance with this Stipulation.
b.           The Escrow Agent
2.2.           The Escrow Agent shall invest the Cash Settlement Amount and the proceeds from any sale of the Settlement Units, plus any interest accrued thereon, in instruments backed by the full faith and credit of the United States Government or fully insured by the United States Government or an agency thereof, including a U.S. Treasury Money Market Fund or a bank account insured by the Federal Deposit Insurance Corporation (“FDIC”) up to the guaranteed FDIC limit, and shall reinvest the proceeds of these instruments as they mature in similar instruments at their then-current market rates.  As provided in ¶2.1(e), the Escrow Agent shall hold the Settlement Units, if any, as fiduciary for the benefit of the Members of the Class prior to the distribution of such Settlement Units (or cash equivalent) to the Members of the Class.
2.3.           The Released Persons shall owe no duties, and shall bear no responsibilities, obligations, or risks, related to investment of the Settlement Fund.
2.4.           The Escrow Agent shall not disburse the Settlement Fund except as provided in the Stipulation, by an order of the Court, or with the written agreement of Lead Counsel and counsel for the Settling Defendants.
2.5.           Subject to further order and/or direction as may be made by the Court, the Escrow Agent is authorized to execute such transactions on behalf of the Class Members as are consistent with the terms of the Stipulation.

2.6.           All funds and Settlement Units held by the Escrow Agent shall be deemed and considered to be in custodia legis of the Court, and shall remain subject to the jurisdiction of the Court, until such time as such funds and Settlement Units shall be distributed pursuant to the Stipulation and/or further order(s) of the Court.
c.           Taxes
2.7.           (a)           The Settling Parties and the Escrow Agent agree to treat the Settlement Fund as being at all times a “qualified settlement fund” within the meaning of Treasury Regulations section 1.468B-1.  In addition, Lead Counsel shall timely make such elections as necessary or advisable to carry out the provisions of this ¶2.7, including, if necessary, the “relation-back election” (as defined in Treasury Regulations section 1.468B-l(j)(2)) back to the earliest permitted date.  Such elections shall be made in compliance with the procedures and requirements contained in the Treasury Regulations.  It shall be the responsibility of Lead Counsel, or an agent thereof, to timely and properly prepare and deliver the necessary documentation for signature by all necessary parties, and thereafter to cause the appropriate filing to occur.
(b)           For the purpose of Treasury Regulations section 1.468B-1, Lead Counsel shall be designated as the “administrator” of the Settlement Fund.  Lead Counsel shall timely and properly file all informational and other tax returns necessary or advisable with respect to the Settlement Fund (including, without limitation, the returns described in Treasury Regulations section 1.468B-2(k)).  Such returns (as well as the election described in ¶2.7(a)) shall be consistent with this ¶2.7 and in all events shall reflect that all Taxes (including any estimated Taxes, interest, or penalties) on the income earned by the Settlement Fund shall be paid out of the Settlement Fund as provided in ¶2.7(c) herein.

(c)           All: (a) Taxes (including any estimated Taxes, interest or penalties) arising with respect to the income earned by the Settlement Fund, including any Taxes or tax detriments that may be imposed upon the Settling Defendants or their Related Parties with respect to any income earned by the Settlement Fund for any period during which the Settlement Fund does not qualify as a “qualified settlement fund” for federal or state income tax purposes (“Taxes”); and (b) expenses and costs incurred in connection with the operation and implementation of this ¶2.7 (including, without limitation, expenses of tax attorneys and/or accountants and mailing and distribution costs and expenses relating to filing (or failing to file) the returns described in this ¶2.7 (“Tax Expenses”), shall be paid out of the Settlement Fund.  In no event shall the Settling Defendants or their Related Parties have any responsibility for or liability with respect to the Taxes or the Tax Expenses.  The Settlement Fund shall indemnify and hold each of the Settling Defendants and their Related Parties harmless for Taxes and Tax Expenses (including, without limitation, Taxes and Tax Expenses payable by reason of any such indemnification).  Further, Taxes and Tax Expenses shall be treated as, and considered to be, a cost of administration of the Settlement Fund and shall be timely paid by Lead Counsel, or an agent thereof, out of the Settlement Fund without further consent of the Settling Defendants or prior order from the Court, and the Escrow Agent shall be obligated (notwithstanding anything herein to the contrary) to withhold from distribution to Authorized Claimants any funds necessary to pay such amount, including the establishment of adequate reserves for any Taxes and Tax Expenses (as well as any amounts that may be required to be withheld under Treasury Regulations section 1.468B-2(l)(2)); neither the Settling Defendants nor their Related Parties are responsible therefor nor shall they have any liability with respect thereto.  The Settling Parties agree to cooperate with the Escrow Agent, each other, and their tax attorneys, and accountants to the extent reasonably necessary to carry out the provisions of this ¶2.7.

3.	Preliminary Approval, Notice to Class and Certain Officials, and Settlement Hearing
    3.1.           As soon as practicable after execution of the Stipulation, the Settling Parties shall submit the Stipulation together with its exhibits to the Court and shall apply for entry of the Notice Order, substantially in the form of Exhibit A hereto, requesting, inter alia, the preliminary approval of the Settlement set forth in the Stipulation and approval for mailing the Notice of Pendency and Proposed Settlement of Class Action (the “Class Notice”) substantially in the form of Exhibit A-1 hereto, and publication of the Summary Notice substantially in the form of Exhibit A-3 hereto. The Class Notice shall include, among other things, the general terms of the Settlement set forth in the Stipulation, the Plan of Allocation, and the date of the Settlement Hearing.
3.2.           As soon as practicable after the submission of the Stipulation to the Court, SGLP shall provide the CAFA Notice, substantially in the form of Exhibit C hereto, to the Claims Administrator.  Within 10 days of the submission of the Stipulation to the Court, the Claims Administrator shall serve the CAFA Notice on the State and Federal officials as required by 28 U.S.C. § 1715(b).
3.3.           Lead Counsel shall request that after notice is given to the Class, the Court hold a hearing (the “Settlement Hearing”) and finally approve the Settlement of the Litigation as set forth herein.  Pursuant to 28 U.S.C. § 1715(d), the Settlement Hearing shall not be held earlier than 90 days after the CAFA Notice is served as described in ¶3.2.

4.	Releases and Covenant Not to Sue
4.1.           Upon the Effective Date, Lead Plaintiff and each Class Member shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished, and discharged all Released Claims against the Released Persons, whether or not such Class Member executes and delivers a Proof of Claim and Release Form, and shall forever be enjoined from prosecuting any Released Claims against any of the Released Persons.
4.2.           The Proof of Claim and Release to be executed by Class Members shall release all Released Claims against the Released Persons.
4.3.           Upon the Effective Date, each of the Settling Defendants and their Related Parties shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished, and discharged all Settled Defendants’ Claims, and shall forever be enjoined from prosecuting any Settled Defendants’ Claims as against the Lead Plaintiff, any Class Member, or their attorneys.
4.4.           Lead Plaintiff for itself and on behalf of each Class Member agrees and covenants not to file or pursue any claim against the Released Persons between the date of this Stipulation and the Effective Date.  The Settling Parties agree that, if the Settlement as described herein does not become Final, the period of time between the filing date of this Stipulation and the date of an event that terminates or otherwise makes the Stipulation fail to become effective in accordance with its terms shall not be counted for purposes of any defense based on passage of time.

5.	Administration and Calculation of Claims, Final Awards, and Supervision and Distribution of Settlement Fund
    5.1.           The Claims Administrator shall administer and calculate the claims submitted by Class Members.  SGLP shall provide or cause to be provided to the Claims Administrator, without any charge to Lead Plaintiff or the Class, its unitholder lists, as SGLP or its transfer agent may possess, within seven calendar days of execution of this Stipulation, as appropriate for providing notice to the Class and in a format designated by the Claims Administrator for mailing.
5.2.           The Settlement Fund shall be applied as follows:
(a)           to pay Lead Counsel’s attorneys’ fees and expenses with interest thereon, as awarded by the Court (the “Fee and Expense Award”), and to pay any Court-awarded reimbursement to the Lead Plaintiff in connection with its representation of the Class;
(b)           to reimburse all the costs and expenses reasonably and actually incurred in connection with providing notice to the Class, locating Class Members, assisting Class Members with the filing of claims, administering and distributing the Net Settlement Fund (as defined in ¶5(d) below) to Authorized Claimants, processing Proof of Claim and Release Forms, and paying escrow fees and costs, if any, and serving the CAFA Notice (collectively, the “Notice and Administrative Expenses”) without further consent of the Settling Defendants or prior order from the Court;
(c)           to pay the Taxes and Tax Expenses described in ¶2.7 herein; and
(d)           to distribute the balance of the Settlement Fund after deduction of the payments described above (the “Net Settlement Fund”) to Authorized Claimants as allowed by the Stipulation, the Plan of Allocation, or the Court.

5.3.           Upon the Effective Date and thereafter, and in accordance with the terms of the Stipulation, the Plan of Allocation, or such further approval and further order(s) of the Court as may be necessary or as circumstances may require, the Net Settlement Fund shall be distributed to Authorized Claimants, subject to and in accordance with the terms of this Stipulation.
5.4.           Within 90 days after the mailing of the Class Notice or such other time as may be set by the Court, each Person claiming to be an Authorized Claimant shall be required to submit to the Claims Administrator a completed Proof of Claim and Release, substantially in a form approved by the Court, signed under penalty of perjury and supported by such documents as are specified in the Proof of Claim and Release, or as otherwise allowed in the discretion of Lead Counsel.
(a)           Each Proof of Claim and Release shall be reviewed by the Claims Administrator, under the supervision of Lead Counsel, who shall determine in accordance with this Stipulation the extent, if any, to which each claim shall be allowed, subject to review by the Court.  Lead Counsel shall have the right, but not the obligation, to waive what it deems to be formal or technical defects in any Proofs of Claim submitted in the interests of achieving substantial justice.
(b)           Proofs of Claim that do not meet the submission requirements may be rejected.  Prior to rejection of a timely submitted Proof of Claim, the Claims Administrator shall communicate with claimants in order to remedy curable deficiencies in the Proofs of Claim submitted.  The Claims Administrator, under supervision of Lead Counsel, shall notify, in a timely fashion and in writing, all claimants whose timely submitted Proofs of Claim they propose to reject in whole or in part, setting forth the reasons therefore, and shall indicate in such notice that the claimant whose claim is to be rejected has the right to a review by the Court if the claimant so desires and complies with the requirements of subparagraph (c) below.

(c)           If any claimant whose claim has been rejected in whole or in part desires to contest such rejection, the claimant must, within the time period established by the Claims Administrator, serve upon the Claims Administrator a notice and statement of reasons indicating the claimant’s grounds for contesting the rejection along with any supporting documentation, and requesting a review thereof by the Court.  If a dispute concerning a claim cannot otherwise be resolved, Lead Counsel shall thereafter present the request for review to the Court.
5.5.           Except as otherwise ordered by the Court, all Class Members who fail to timely submit a Proof of Claim and Release within such period, or such other period as may be ordered by the Court, or otherwise allowed, shall be forever barred from receiving any payments pursuant to the Stipulation and the Settlement set forth herein, but will in all other respects be subject to and bound by the provisions of the Stipulation, the releases contained herein, and the Judgment. Notwithstanding the foregoing, Lead Counsel may, in its discretion, accept for processing late submitted claims so long as the distribution of the Net Settlement Fund to Authorized Claimants is not materially delayed.
5.6.           Upon order of the Court, the Net Settlement Fund shall be distributed to the Authorized Claimants substantially in accordance with a Plan of Allocation to be described in the Class Notice and approved by the Court.  If there is any balance remaining in the Net Settlement Fund after six months from the date of distribution of the Net Settlement Fund (whether by reason of tax refunds, uncashed checks, or otherwise), Lead Counsel shall, if feasible, reallocate such balance among Authorized Claimants who deposited the checks sent in the initial distribution in an equitable and economic fashion.  Thereafter, any balance which still remains in the Net Settlement Fund shall be donated to an appropriate non-profit organization.

5.7.           This is not a claims-made settlement.  Accordingly, once all conditions of the Stipulation are satisfied and the Settlement becomes Final, no portion of the Settlement Fund will be returned to the Settling Defendants and/or such other persons or entities funding the Settlement.  The Settling Defendants and their Related Parties shall have no responsibility for, interest in, or liability whatsoever with respect to the distribution of the Net Settlement Fund, the Plan of Allocation, the determination, administration, or calculation of claims, the payment or withholding of Taxes or Tax Expenses, or any losses incurred in connection therewith.
5.8.           No Person shall have any claim against Lead Plaintiff, the Escrow Agent, Lead Counsel, the Claims Administrator, or other entity designated by Lead Counsel based on distributions made substantially in accordance with this Stipulation and the Settlement contained herein, a Court-approved Plan of Allocation, or further order(s) of the Court.
5.9.           The Settling Parties agree and understand that any proposed Plan of Allocation of the Net Settlement Fund including, but not limited to, any adjustments to an Authorized Claimant’s claim set forth therein, is not a part of this Stipulation and is to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness, and adequacy of the Settlement set forth in this Stipulation, and any order or proceeding relating to the Plan of Allocation shall not operate to terminate or cancel this Stipulation or affect the finality of the Court’s Judgment approving this Stipulation and the Settlement set forth herein, or any other orders entered pursuant to the Stipulation.

6.	Lead Counsel’s Attorneys’ Fees and Reimbursement of Expenses
6.1.           On or before the date seven days before the Settlement Hearing, Lead Counsel shall submit an application (the “Fee and Expense Application”) to the Court for: (a) an award of reasonable attorneys’ fees from the Settlement Fund; plus (b) reimbursement from the Settlement Fund of actual expenses, including the fees of any experts or consultants, incurred in connection with prosecuting the Litigation, plus any interest on such attorneys’ fees and expenses at the same rate and for the same periods as earned by the Settlement Fund (until paid).  Lead Counsel shall have sole discretion in the allocation of attorneys’ fees among plaintiffs’ Counsel.  In addition, Lead Plaintiff may seek reimbursement for its costs and expenses (including lost wages) incurred in representing the Class which, subject to Court approval, shall also be paid from the Settlement Fund.  The Settling Defendants shall take no position on Lead Counsel’s Fee and Expense Application or Lead Plaintiff’s request for reimbursement of costs and expenses.

6.2.           The Fee and Expense Award shall be paid to Lead Counsel from the Settlement Fund, as ordered, within five business days after the Court executes an order awarding such fees and expenses.  In the event any such award is reversed or modified, Lead Counsel shall return the amount of Fee and Expense Award (less any amount held to be owed to Lead Counsel) to the Settlement Fund within five business days after such order reversing or modifying the award becomes Final.  The procedure for and the allowance or disallowance by the Court of any applications by Lead Counsel for attorneys’ fees and expenses, including the fees of experts and consultants, to be paid out of the Settlement Fund, are not part of the Settlement set forth in this Stipulation, and are to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness, and adequacy of the Settlement set forth in this Stipulation, and any order or proceeding relating to the Fee and Expense Application, or any appeal from any order relating thereto or reversal or modification thereof, shall not operate to terminate or cancel this Stipulation, or affect or delay the finality of the Judgment approving the Stipulation and the Settlement of the Litigation set forth herein.  The Settling Parties and their respective counsel agree and acknowledge that the timing of the payment described in this ¶6.2 carries no precedential value and should not be relied upon by any Person as grounds for arguing or claiming that similar payment timing would be appropriate in any other action.
6.3.           The Settling Defendants and their Related Parties shall have no responsibility for or liability with respect to any payment of attorneys’ fees and expenses to Lead Counsel over and above payment from the Settlement Fund.

6.4.           The Settling Defendants and their Related Parties shall have no responsibility for or liability with respect to the allocation among Lead Counsel, and/or any other Person who may assert some claim thereto, of any Fee and Expense Award that the Court may make in the Litigation, and the Settling Defendants and their respective Related Parties take no position with respect to such matters.
7.	Conditions of Settlement, Effect of Disapprovalm Cancellation, or Termination
7.1.           The Effective Date of the Stipulation shall be conditioned on the occurrence of all of the following events:
(a)           the Settling Defendants have made or caused to be made the contributions to the Settlement Fund as required by ¶2.1 above;
(b)           no Settling Defendant has exercised its option to terminate the Stipulation pursuant to ¶7.4;
(c)           the Court has entered the Notice Order, substantially in the form attached hereto as Exhibit A, as required by ¶3.1;
(d)           the Court has entered the Judgment, in the form attached hereto as Exhibit B, and such Judgment includes bar orders acceptable to the Settling Defendants; and
(e)           the Judgment has become Final.
7.2.           If all of the conditions specified in ¶7.1 are not met, then the Stipulation shall be cancelled and terminated subject to ¶7.3 unless Lead Counsel and counsel for all of the Settling Defendants mutually agree in writing to proceed with the Stipulation.

7.3.           In the event that this Stipulation is not approved by the Court or the Settlement set forth in the Stipulation is terminated or fails to become effective in accordance with its terms, the Settling Parties shall be restored to their respective positions in the Litigation as of February 8, 2011.  In such event, the terms and provisions of the Stipulation, with the exception of ¶¶2.7 and 7.3–7.4, shall have no further force and effect with respect to the Settling Parties and shall not be used in the Litigation or in any other proceeding for any purpose, and any judgment or order entered by the Court in accordance with the terms of the Stipulation shall be treated as vacated, nunc pro tunc.  In the event that the Settlement is not approved, or is terminated, canceled, or fails to become effective for any reason, the Settlement Fund (including accrued interest and the Fee and Expense Award, if paid), less Notice and Administrative Expenses, Taxes and Tax Expenses, shall be returned to the Settling Defendants and/or such other persons and entities funding the Settlement.  No order of the Court or modification or reversal on appeal of any order of the Court concerning the Plan of Allocation or the amount of any attorneys’ fees, costs, expenses, and interest awarded by the Court to Lead Counsel shall constitute grounds for cancellation or termination of the Stipulation.
7.4.           If prior to the Settlement Hearing, the aggregate number of SGLP common units purchased or acquired during the Class Period by Persons who would otherwise be Members of the Class, but who request exclusion from that Class, exceeds the sum specified in a separate supplemental agreement between the Lead Plaintiff and the Settling Defendants (the “Supplemental Agreement”), each Settling Defendant shall have, in its individual sole and absolute discretion, the option to terminate this Stipulation in accordance with the procedures set forth in the Supplemental Agreement.  The Supplemental Agreement will not be filed with the Court unless required by the Court or unless and until a dispute concerning its interpretation or application arises.

7.5.           The Settlement Hearing shall be held at a date and time convenient to the Court; provided, however, that, pursuant to 28 U.S.C. section 1715(d), the Settlement Hearing shall not be held earlier than 90 days after the CAFA Notice is served as described in ¶3.2.   At the Settlement Hearing, the Court shall determine whether the proposed Settlement of the Litigation on the terms and conditions provided for in this Stipulation is fair, just, reasonable, and adequate as to the Class and should be approved by the Court; whether the Judgment should be entered herein; whether the proposed Plan of Allocation should be approved; and to rule on the Fee and Expense Application.
8.	Class Certification
8.1.           For purposes of this Stipulation and Settlement only, the Settling Parties will stipulate to certification of the Class, as defined herein and the appointment of the Lead Plaintiff as class representative of the Class.  The Settling Defendants expressly reserve the right to contest class certification in the event this Stipulation does not become effective for any reason and such certification and appointment shall become null and void in the event the Stipulation is terminated or fails to become effective in accordance with its terms.
9.	No Admission of Wrongdoing
9.1.           This Stipulation, whether or not consummated, and any negotiations, discussions, or proceedings in connection herewith shall not be:
(a)           offered or received against any Defendant as evidence of or construed as or deemed to be evidence of any presumption, concession, or admission by any Defendant of the truth of any fact alleged by the Lead Plaintiff or Class Members or the validity of any claim that has been or could have been asserted in the Litigation or in any litigation, or the deficiency of any defense that has been or could have been asserted in the Litigation or in any litigation, or of any liability, negligence, fault, or wrongdoing of the Defendants;

(b)           offered or received against any Defendant as evidence of a presumption, concession, admission of any fault, misrepresentation, or omission with respect to any statement or written document approved or made by any Defendant, or against Lead Plaintiff and each Class Member as evidence of any infirmity in the claims of Lead Plaintiff and the Class;
(c)           offered or received against any Defendant, the Lead Plaintiff, any Member of the Class, or any other Person as evidence of a presumption, concession, or admission of any liability, negligence, fault, or wrongdoing, or in any way referred to for any other reason as against any of the parties to this Stipulation, in any other civil, criminal, or administrative action or proceeding, other than such proceedings as may be necessary to effectuate the provisions of this Stipulation; provided, however, that if this Stipulation is approved by the Court, the Released Persons may refer to it to effectuate the release granted them hereunder; or
(d)           construed against the Defendants, Lead Plaintiff, or the Class as an admission or concession that the consideration to be given hereunder represents the amount which could be or would have been recovered after trial.
10.	Miscellaneous Provisions
10.1.           The Settling Parties (a) acknowledge that it is their intent to consummate this Stipulation; and (b) agree to cooperate to the extent reasonably necessary to effectuate and implement all terms and conditions of the Stipulation and to exercise their reasonable best efforts to accomplish the foregoing terms and conditions of the Stipulation.
10.2.           This Stipulation, the exhibits attached hereto, and the Supplemental Agreement constitute the entire agreement between the Settling Parties as to the subject matter hereof and supersede any prior or contemporaneous written or oral agreements or understandings between the Settling Parties as to the subject matter hereof.

10.3.           No modification or amendment of this Stipulation shall be valid unless made in writing and signed by or on behalf of each party hereto or their respective successors-in-interest.
10.4.           No representations, warranties, or inducements have been made to any party concerning the Stipulation, its exhibits, or the Supplemental Agreement other than the representations, warranties, and covenants contained and memorialized in such documents.  Except as otherwise provided for herein, each party shall bear his, her, or its own costs.
10.5.           This Settlement compromises claims that are contested and shall not be deemed an admission by any Settling Party as to the merits of any claim or defense.
10.6.           The Judgment will contain a statement that during the course of the Litigation, the Settling Parties and their respective counsel at all times complied with the requirements of Rule 11 of the Federal Rules of Civil Procedure.
10.7.           The Settling Parties agree that the amount paid to the Settlement Fund and the other terms of the Settlement were negotiated in good faith by the Settling Parties and reflect a settlement that was reached voluntarily after consultation with competent legal counsel.  The Settling Parties reserve their right to rebut, in a manner that such party determines to be appropriate, any contention made in any public forum that the Litigation was brought or defended in bad faith or without a reasonable basis.
10.8.           The Released Persons may file the Stipulation and/or the Judgment in any action that may be brought against them in order to support a defense, claim, or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment or settlement bar, reduction, or any other theory of claim preclusion, issue preclusion, or similar defense or counterclaim.

10.9.           All agreements made and orders entered during the course of the Litigation relating to the confidentiality of information shall survive this Stipulation; provided, however, that, until such time as the SEC, the Commodity Futures Trading Commission, and the United States Department of Justice indicate that they have each terminated their respective investigations of Defendants and SemGroup, the Parties hereto shall be entitled to retain any Confidential or Highly Confidential Discovery Material that they received in the Litigation.  For purposes of this ¶10.9 only, capitalized terms herein that are not otherwise defined by the Stipulation shall have the meaning given by the Protective Order (Dkt. No. 171) entered in the Litigation.
10.10.           The Supplemental Agreement and all of the exhibits to the Stipulation are material and integral parts of the Settlement and are fully incorporated herein by this reference.
10.11.           Lead Counsel, on behalf of the Class, is expressly authorized by the Lead Plaintiff to take all appropriate action required or permitted to be taken by the Class pursuant to the Stipulation to effectuate its terms, and also are expressly authorized to enter into any modifications or amendments to the Stipulation on behalf of the Class that Lead Counsel deems appropriate.
10.12.           Each counsel or other Person executing the Stipulation or any of its exhibits on behalf of any party hereto hereby warrants that such Person has the full authority to do so.
10.13.           The Stipulation may be executed in one or more counterparts, including by signature transmitted by facsimile or electronic mail.  All executed counterparts and each of them shall be deemed to be one and the same instrument. A complete set of executed counterparts shall be filed with the Court.

10.14.           The Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.
10.15.           The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of the Stipulation, and all parties hereto submit to the jurisdiction of the Court for purposes of implementing and enforcing the Settlement embodied in the Stipulation.
10.16.           The waiver by one party of any breach of this Stipulation by any other party shall not be deemed a waiver by any other party or a waiver of any other prior or subsequent breach of this Stipulation.
10.17.           SGLP and SGLP GP warrant as to themselves that, as to the payments made by or on behalf of Settling Defendants, at the time of such payments that SGLP and SGLP GP made or caused to be made pursuant to ¶2.1 above, as the case may be, they were not insolvent and the payments required to be made by or on behalf of the Settling Defendants neither did nor will render SGLP or SGLP GP, as the case may be, insolvent within the meaning of and/or for the purposes of the United States Bankruptcy Code, including sections 101 and 547 thereof.  This warranty is made by SGLP and SGLP GP and not by counsel for SGLP and SGLP GP.
10.18.           The Underwriter Defendants warrant as to themselves that, as to the payments made by or on behalf of Settling Defendants, at the time of such payments that each of the Underwriter Defendants made or caused to be made pursuant to ¶2.1 above, as the case may be, they were not insolvent and the payments required to be made by or on behalf of any Settling Defendant neither did nor will render each such Underwriter Defendant, as the case may be, insolvent within the meaning of and/or for the purposes of the United States Bankruptcy Code, including sections 101 and 547 thereof.  This warranty is made by the Underwriter Defendants and not by counsel for the Underwriter Defendants.

10.19.           The Investment Company Settling Defendants warrant as to themselves that, as to the payments made by or on behalf of Settling Defendants, at the time of such payments that each of the Investment Company Settling Defendants made or caused to be made pursuant to ¶2.1 above, as the case may be, they were not insolvent and the payments required to be made by or on behalf of any Settling Defendant neither did nor will render each such Investment Company Settling Defendant, as the case may be, insolvent within the meaning of and/or for the purposes of the United States Bankruptcy Code, including sections 101 and 547 thereof.  This warranty is made by the Investment Company Settling Defendants and not by counsel for the Investment Company Settling Defendants.
10.20.           If a case is commenced in respect of any of the Settling Defendants under Title 11 of the United States Code, or a trustee, receiver, or conservator is appointed under any similar law, and in the event of the entry of a final order of a court of competent jurisdiction determining the transfer of money to the Settlement Fund or any portion thereof by or on behalf of any Settling Defendants to be a preference, voidable transfer, fraudulent transfer, or similar transaction, and any portion thereof is required to be returned, and such amount is not promptly deposited to the Settlement Fund by others, then, at the election of Lead Counsel, the parties shall jointly move the Court to vacate and set aside the releases given and the Judgment entered in favor of such Settling Defendant pursuant to this Stipulation, which releases and Judgments shall be null and void only as to that Settling Defendant, and the parties so affected shall be restored to their respective positions in the Litigation as of February 8, 2011, and any other cash amounts in the Settlement Fund paid by or on behalf of such affected Settling Defendant shall be returned as provided herein.

10.21.           The Stipulation and the exhibits hereto shall be considered to have been negotiated, executed, and delivered, and to be wholly performed, in the State of Oklahoma, and the rights and obligations of the parties to the Stipulation shall be construed and enforced in accordance with, and governed by, the internal, substantive laws of the State of Oklahoma without giving effect to that state’s choice-of-law principles.
IN WITNESS WHEREOF, the parties hereto have caused the Stipulation to be executed, by their duly authorized attorneys dated as of May 3, 2011.

[signatures begin on the next page]

/s/ Ramzi Abadou
Ramzi Abadou
BARROWAY TOPAZ KESSLER
MELTZER & CHECK, LLP
Counsel for Lead Plaintiff and the Class

/s/ Michael W. Youtt
Michael W. Youtt
KING & SPALDING LLP
Counsel for Defendants SGLP, SGLP GP, Kevin L. Foxx, Alex G. Stallings, and Michael J. Brochetti

/s/ Paul R. Bessette
Paul R. Bessette
GREENBERG TRAURIG LLP
Counsel for Defendant Thomas L. Kivisto

/s/ Orrin L. Harrison, III
Orrin L. Harrison, III
AKIN GUMP STRAUSS HAUER & FELD LLP
Counsel for Defendant Greg C. Wallace

/s/ Bruce W. Collins
Bruce W. Collins
CARRINGTON COLEMAN SLOMAN & BLUMENTHAL LLP
Counsel for W. Anderson Bishop and Brian F. Billings

/s/ A. Robert Pietrzak
A. Robert Pietrzak
SIDLEY AUSTIN LLP
Counsel for Defendants A.G. Edwards & Sons, Inc., Bank of America Corporation, Citigroup Global Markets Inc., Goldman Sachs & Co., J.P. Morgan Securities LLC, f/k/a J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Raymond James & Associates Incorporated, RBC Capital Markets Corporation (n/k/a RBC Capital Markets, LLC), SMH Capital Inc. (n/k/a Sanders Morris Harris, Inc.), UBS Securities LLC, Wachovia Capital Markets LLC, Wachovia Corporation, and Wells Fargo & Co.

/s/ Frederic Dorwart
Frederic Dorwart
FREDERIC DORWART, LAWYERS
Counsel for Defendant BOSC, Inc.

/s/ Clifford Thau
Clifford Thau
VINSON & ELKINS L.L.P.
Counsel for Defendants C/R SemGroup Investment Partnership, L.P., C/R Energy Coinvestment II, L.P., and Carlyle/Riverstone Global Energy and Power Fund II, L.P.

/s/ Lawrence Pinkerton
Lawrence Pinkerton
PINKERTON & FINN, P.C.
Counsel for Defendant Ritchie Opportunistic Trading, Ltd.

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